Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

MEDICINE MAN TECHNOLOGIES, INC., A NEVADA CORPORATION,

PBS MERGER SUB, LLC, A COLORADO LIMITED LIABILITY COMPANY,

MESA ORGANICS LTD., A COLORADO LIMITED LIABILITY COMPANY,

JAMES PARCO, AN INDIVIDUAL, AND

PAMELA PARCO, AN INDIVIDUAL.

dated as of

NOVEMBER 23, 2019

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of November 23, 2019, (“Effective Date“) is entered into among Medicine Man Technologies, Inc., a Nevada corporation (“Parent”), PBS MERGER SUB, LLC, a Colorado limited liability company (“Merger Sub”), Mesa Organics Ltd., (“Company”), James E. Parco, an individual ('“James Parco”), and Pamela Parco, an individual (“Pamela Parco”). Parent, Merger Sub, Company, James Parco, and Pamela Parco are each referred to in this Agreement as a “Party“ and, collectively, as the “Parties.“

RECITALS

WHEREAS, Company and the Company Subsidiaries (as defined below) are in the business of owning and operating certain marijuana establishments in the state of Colorado (the “Business”), pursuant to the MED and local licenses listed in Section 5.20 of the Disclosure Schedule (each, a “License” and, collectively, the “Licenses”) and at the Leased Premises listed in Section 5.12(a) of the Disclosure Schedule;

WHEREAS, the parties intend for Parent to acquire the Company, Business and all Company Subsidiaries, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, James Parco and Pamela Parco are the sole members of the Company (each a “Member“ and collectively the “Members”);

WHEREAS, the Members of the Company have unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement (the “Transactions”), including the Merger, are in the best interests of the Company, its Members, and the Company Subsidiaries, and (b) approved and declared advisable this Agreement and the Transactions, including the Merger, in accordance with the Colorado Corporations and Associations Act, under Colorado Revised Statutes Title 7, Article 90 (“CCAA”) and the Colorado Limited Liability Company Act, under Colorado Revised Statutes Title 7, Article 80 (“CLLCA”);

WHEREAS, the respective boards of directors of Parent and Merger Sub have unanimously (a) determined that this Agreement and the Transactions, including the Merger, are in the best interests of Parent, Merger Sub and their respective stockholders, and (b) approved and declared advisable this Agreement and the Transactions, including the Merger; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Accounting Referee” has the meaning set forth in Section 2.08(c)(i).

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“Acquisition Proposal“ has the meaning set forth in Section 7.05(a).

“Adjustment Cash“ means $63,998.52 deposited with the Escrow Agent as part of the Adjustment Escrow Amount.

“Adjustment Escrow Amount“ means $320,000.00 to be held by the Escrow Agent, which Adjustment Escrow Amount will be in the form of Adjustment Cash and the Adjustment Escrow Shares.

“Adjustment Escrow Shares“ means 74,636 shares of the Parent Common Stock deposited with the Escrow Agent as part of the Adjustment Escrow Amount.

“Affiliate“ of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control“ (including the terms “controlled by“ and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement“ has the meaning set forth in the preamble.

''Allocation Schedule“ means the Allocation Schedule to be delivered by the Members setting forth the following information: (a) each Member's name and mailing address; (b) each Member's Pro Rata Percentage; and (c) for each Member, the amount of such Member's Closing Merger Consideration.

“Ancillary Documents“ means the Escrow Agreement, the Employment Agreement, each New Lease Agreement, and the Letters of Transmittal.

“Applicable Law“ means, with respect to any Person, any federal, state, local, municipal, foreign, or other law, statute, legislation, constitution, principle of common law, order, rule, ordinance, or decree enacted, adopted, passed, approved, promulgated, made, implemented, or otherwise put into effect, in each case as of the Effective Date, by any Governmental Authority that applies to such Person, its business or its properties; provided, however, that the Parties acknowledge and agree that Federal Cannabis Law (as defined herein) shall not be deemed to be Applicable Law.

“Attorney Records“ means, with respect to each Target Company, all of the books, files, documents, and records, including electronic communications, of attorneys relating to their representation of any Target Company or Member to the extent related to (a) negotiating, executing, and delivering this Agreement or any Ancillary Documents, or (b) the Transactions.

“Base Consideration“ means $11,125,000.

“Basket“ means $100,000 as set forth in Section 10.04(a). “Business“ has the meaning set forth in the recitals.

“Business Day“ means any day except Saturday, Sunday or any other day on which commercial banks located in Denver, Colorado are closed for business.

“Cap“ means the Indemnification Escrow Amount.

“CCAA“ has the meaning set forth in the recitals.

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“CERCLA“ means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.SC. §§ 9601 et seq.

“CLLCA“ has the meaning set forth in the recitals.

“Closing“ has the meaning set forth in Section 3.01.

“Closing Adjustment Amount“ means the Closing Working Capital Adjustment Amount minus the Closing Indebtedness Adjustment Amount.

“Closing Balance Sheet“ has the meaning set forth in Section 2.08(a). “Closing Date“ has the meaning set forth in Section 3.01.

“Closing Indebtedness Adjustment Amount“ means a dollar amount, which may be a negative number, equal to the Closing Indebtedness Amount minus the Estimated Closing Indebtedness.

“Closing Indebtedness Amount“ means the aggregate amount of Indebtedness of the Target Companies as of 12:01 a.m. Mountain Time on the Closing Date.

“Closing Merger Consideration“ means (a) the Base Consideration, plus (b) the Estimated Closing Working Capital Adjustment Amount, minus (v) the Indemnification Escrow Amount, (w) the Adjustment Escrow Amount, (x) the Estimated Closing Indebtedness Amount, and (z) the Closing Transaction Expenses.

“Closing Payoff Letters” has the meaning set forth in Section 2.05. “Closing Statement” has the meaning set forth in Section 2.08(a).

“Closing Transaction Expenses” means the aggregate amount of unpaid Transaction Expenses of the Company as of 12:01 a.m. Mountain Time on the Closing Date.

“Closing Working Capital Adjustment Amount” means the dollar amount, which may be a negative number, equal to the Closing Working Capital Amount minus the Estimated Closing Working Capital Amount.

“Closing Working Capital Amount” means the amount of the Working Capital of the Target Companies as of 12:01 a.m. Mountain Time on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Benefit Plan” has the meaning set forth in Section 5.17(a).

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Target Companies.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which Target Companies are a party, beneficiary or otherwise bound.

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“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Material Adverse Effect” means: (a) the loss, forfeiture, invalidation, cancellation, or expiration of any Licenses; and (b) any event, occurrence, fact, condition or change that would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), or assets of the Target Companies, or (ii) the ability of the Company to consummate the Transactions on a timely basis; provided, however, that “Company Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (A) general economic or political conditions; (8) conditions generally affecting the industries in which the Target Companies operate; (C) any changes in financial or securities markets in general; (D) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (E) any action required or permitted to be taken by this Agreement or any action taken (or omitted to be taken) at the written request of Parent or Merger Sub; (F) any changes in Applicable Laws or accounting rules, including GAAP; (G) the public announcement, pendency or completion of the Transactions; or (H) any natural or man-made disaster or acts of God; (I) any failure by any Target Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (A) through (D) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Target Companies compared to other participants in the industries in which the Target Companies conducts its businesses.

“Company Subsidiaries” means those entities listed on Section 5.02(b) of the Disclosure Schedule.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Parent will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Company's Affiliates, managers, employees, officers or members and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Company's Affiliates, managers, employees, officers or members and any of their respective Affiliates, deferred Tax Liabilities, Transaction Expenses and the current portion of any Indebtedness of the Company, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

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“Direct Claim” has the meaning set forth in Section 10.05(c).

“Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent concurrently with the execution and delivery of this Agreement.

“Dollars“ or“$” means the lawful currency of the United States.

'' Effective Time” has the meaning set forth in Section 2.02.

“Employment Agreement” has the meaning set forth in Section 9.01.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, storm water, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Law” means any Applicable Law that requires or relates to: (a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction , that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of any Hazardous Material or other potentially harmful substance; (g) cleaning up a Release of pollutants, preventing the threat of Release or paying the costs of such clean up or prevention; (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self appointed representatives of the public interest to recover for injuries done to public assets; (i) regulating, or creating any Liability for, Hazardous Materials, including but not limited to CERCLA, federal Solid Waste Disposal Act, federal Clean Air Act, federal Clean Water Act, federal Toxic Substances Control Act , federal Hazardous Materials Transportation Act, federal Occupational Safety and Health Act, federal Oil Pollution Act, federal Endangered Species Act, federal Emergency Planning and Community Right to-Know Act, and their state counterparts; and (j) the protection or preservation of public health or the Environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer“ within the meaning of Section 414 of the Code.

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“Escrow Agent” means GLAS Americas LLC.

“Escrow Agreement” means the Escrow Agreement to be entered into by Parent, Members and the Escrow Agent at the Closing.

“Escrow Cash” means the Adjustment Cash and Indemnification Cash.

“Escrow Shares” means the Adjustment Escrow Shares and the Indemnification Escrow Shares. '“Estimated Closing Indebtedness Amount“ has the meaning set forth in Section 2.07(a). “Estimated Closing Statement” has the meaning set forth in Section 2.07(a).

“Estimated Closing Working Capital Amount” has the meaning set forth in Section 2.07(a).

“Estimated Closing Working Capital Adjustment Amount” means a dollar amount, which may be a negative number, equal to the Estimated Closing Working Capital Amount minus the Working Capital Target.

“Federal Cannabis Law” means any U.S. federal laws, civil, criminal or otherwise, to the extent that such law is directly or indirectly related to the cultivation, harvesting, production, manufacturing, processing, marketing, distribution, sale or possession of cannabis, marijuana or related substances or products containing cannabis, marijuana or related substances, including the prohibition on drug trafficking under the Controlled Substances Act (21 U.S.C. § 801, et seq.), the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another's felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957 and 1960.

“Filing Party” has the meaning set forth in Section 8.04(b).

“Final Closing Adjustment Amount” means a dollar amount, which may be a negative number, equal to the Final Closing Working Capital Adjustment Amount minus the Final Closing Indebtedness Adjustment Amount.

“Final Closing Amounts” means, collectively, the Final Closing Working Capital Amount, the Final Closing Working Capital Adjustment Amount, the Final Closing Indebtedness Amount, the Final Closing Indebtedness Adjustment Amount, and the Final Closing Adjustment Amount.

'“Final Closing Indebtedness Adjustment Amount” means the Closing Indebtedness Adjustment Amount, as deemed final, binding, and conclusive in accordance with Section 2.08.

“Final Closing Working Capital Amount” means the Closing Working Capital Amount, as deemed final, binding, and conclusive in accordance with Section 2.08.

“Final Closing Working Capital Adjustment Amount” means the dollar amount, which may be a negative number, equal to the Final Closing Working Capital Amount minus the Estimated Closing Working Capital Amount.

“Final Closing Indebtedness Amount” means the Closing Indebtedness Amount, as deemed final, binding, and conclusive in accordance with Section 2.08.

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“Financial Statements” has the meaning set forth in Section 5.05.

“FIRPTA Statement” has the meaning set forth in Section 8.11.

“Fraud” shall mean a misrepresentation of fact with respect to the making of the representations and warranties set forth in this Agreement, made with the intention of inducing the party to whom the misrepresentation is made to rely thereon to its or their detriment.

“GAAP” means United States generally accepted accounting principles as in effect from time to time .

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Applicable Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; obligations under any interest rate, currency swap or other hedging agreement or arrangement; capital lease obligations; (f) reimbursement obligations under any letter of credit, banker's acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnification Cash” means $269 ,999.33 deposited with the Escrow Agent as part of the Indemnification Escrow Amount.

“Indemnification Escrow Amount“ means $1,350,000, which Indemnification Escrow Amount will be in the form of Indemnification Cash and Indemnification Escrow Shares.

“Indemnification Escrow Fund” has the meaning set forth in Section 2.11(a). “Indemnification Escrow Shares” means 314,869 shares of Parent Common Stock deposited with the Escrow Agent as a part of the Indemnification Escrow Amount.

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“Indemnified Party” has the meaning set forth in Section 10.05.

“Indemnifying Party” has the meaning set forth in Section 10.05.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Applicable Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, including all formulas, product formulations, extraction processes, procedures and related know-how, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Intellectual Property Registrations” has the meaning set forth in Section 5.16(b).

“Knowledge” means, when used with respect to the Company, the actual knowledge of each of James Parco and Pamela Parco, in each case, after due inquiry.

“Landlord” has the meaning set forth in Section 7.13.

“Leased Premises” has the meaning set forth in Section 5.12(a). “Letter of Transmittal” has the meaning set forth in Section 2.10(a).

“Liability” means any Indebtedness, liability, or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due.

“Licenses” has the meaning set forth in the recitals.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses“ shall not include punitive, incidental, or special damages, except, in each case, to the extent constituting direct damages or actually awarded to a Governmental Authority or other third party.

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“Material Contracts” has the meaning set forth in Section 5.07.

“MED” means the Colorado Marijuana Enforcement Division.

“Member(s)” has the meaning set forth in the recitals.

“Member Indemnitees” has the meaning set forth in Section 10.03.

“Membership Interests” means the membership interests of the Company.

“Merger” has the meaning set forth in the recital s.

“Merger Consideration” means the Closing Merger Consideration, together with (a) those portions of the Adjustment Escrow Amount and the Indemnification Escrow Amount (if any) that the Members become entitled to receive pursuant to the terms of this Agreement and the Escrow Agreement, and (b) the Final Closing Adjustment Amount, if any, that the Members become entitled to receive pursuant to Section 2.07(b)(i) , for purposes of clarity the Parties' intent is to capture all components of merger consideration and not to duplicate any amounts.

“Merger Sub” has the meaning set forth in the preamble.

“New Lease Agreement” has the meaning set forth in Section 7.13.

“Objection Notice” has the meaning set forth in Section 2.08.

“Parent” has the meaning set forth in the preamble.

“Parent Common Stock” means the common stock of Parent that trade on the OTCQX.

“Parent Disclosure Schedule” means the disclosure schedule delivered by Parent to the Company concurrently with the execution and delivery of this Agreement.

“Parent Indemnitees” has the meaning set forth in Section 10.02.

“Parent Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), assets of Parent, or (b) the ability of Parent to consummate the Transactions on a timely basis; provided, however, that “Parent Material Adverse Effect“ shall not include any event , occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which Parent and its Subsidiaries operate; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), any hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted to be taken by this Agreement or any action taken (or omitted to be taken) at the written request of Company; (vi) any changes in Applicable Laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the Transactions; (viii) any natural or man-made disaster or acts of God; or (ix) any failure by Parent to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on Parent and its Subsidiaries compared to other participants in the industries in which Parent and its Subsidiaries conduct business.

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“Parent SEC Documents” has the meaning set forth in Section 6.08.

“Permits” means all permits, licenses (including the Licenses), franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 5.11.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Target Companies for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Target Companies for any Pre-Closing Tax Period.

“Proceeding“ means any action, arbitration, charge, claim, hearing, litigation, subpoena or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator.

“Pro Rata Percentages” means, with respect to each Member, the percentage opposite such Member's name set forth on the Allocation Schedule under the heading “Pro Rata Percentage.“

“Real Property“ means the real property owned, leased or subleased by the Target Companies, together with all buildings, structures and facilities located thereon.

“Related Party” means any (a) Member; (b) officer or manager of the Company; or (c) any Affiliate of any Person described in foregoing clauses (a) and (b).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the Environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative“ means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Reviewing Party” has the meaning set forth in Section 8.04(b).

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“Statement of Merger” has the meaning set forth in Section 2.02.

“Stock Consideration” means the number of shares of Parent Common Stock issued as part of the Merger Consideration, subject to adjustments provided herein.

“Straddle Period” has the meaning set forth in Section 8.05.

“Subsidiary” means, with respect to any Person, each other Person (other than a natural person) of which the Person owns, beneficially and of record, securities or interests representing 50% or more of the aggregate ordinary voting power (without regard to the occurrence of any contingencies affecting voting power).

“Schedule Supplement” has the meaning set forth in Section 7.03(b). “Surviving Company” has the meaning set forth in Section 2.01. “Target Companies” means the Company and the Company Subsidiaries.

“Taxes” means all federal, state, and local, foreign income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 8.06. “Tax Refund“ has the meaning set forth in Section 8.10.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 10.05(a).

“Transaction Expenses” means all fees and expenses incurred by the Target Companies and any Affiliate at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, including all audit fees, and the performance and consummation of the Merger and the other Transactions.

“Transactions” has the meaning set forth in the recitals.

“Working Capital” means an amount equal to (a) the Current Assets minus (b) the Current Liabilities on a consolidated basis, each in strict accordance with the illustrative calculation on Schedule 2.07(a).

“Working Capital Target” has the meaning set forth in Section 2.06.

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ARTICLE II

THE MERGER

Section 2.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the CCAA and CLLCA, at the Effective Time, (a) Merger Sub will merge with and into Company, and (b) the separate corporate existence of Merger Sub will cease and Company will continue its corporate existence under the CCAA as the Surviving Company in the Merger (sometimes referred to herein as the “Surviving Company”).

Section 2.02 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause a statement of merger in a form mutually agreed to by Parent and the Members (the ''Statement of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Colorado in accordance with the relevant provisions of the CCAA and CLLCA. The Merger shall become effective at such time as the Statement of Merger has been duly filed with the Secretary of State of the State of Colorado or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Statement of Merger in accordance with the CCAA and CLLCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.03 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the CCAA and CLLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Company, and all debts, Liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, Liabilities, obligations, restrictions and duties of the Surviving Company.

Section 2.04 Articles of Organization; Operating Agreement. At the Effective Time, (a) the articles of organization of Company as in effect immediately prior to the Effective Time shall be the articles of organization of the Surviving Company until thereafter amended in accordance with the terms thereof or as provided by Applicable Law, and (b) the operating agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the operating agreement of the Surviving Company until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Company or as provided by Applicable Law; provided, however, in each case, that the name of the company set forth therein shall be changed to the name of the Company.

Section 2.05 Closing Indebtedness. Parent will pay at Closing the amount of any Closing Indebtedness reflected in payoff letters received by Parent prior to Closing (the “Closing Payoff Letters”).

Section 2.06 Working Capital Target. The Members and Parent have agreed to a working capital target of $640,000.00 (the “Working Capital Target”).

Section 2.07 Merger Consideration Adjustment.

(a) Closing Adjustment. As soon as practicable before the Closing, but in no event later than 5:00 p.m. (Mountain Time) on the date that is five Business Days prior to the Closing Date, the Members shall deliver to Parent: (i) an estimated consolidated balance sheet of the Target Companies as of 12:01 a.m. Mountain Time on the Closing Date; and (ii) a statement (the “Estimated Closing Statement”), in the format attached hereto as Schedule 2.07(a), of the Closing Merger Consideration, including: (A) the Members' good faith estimate of the Closing Working Capital Amount (such estimate, the “Estimated Closing Working Capital Amount”), presented in a manner consistent with the pro forma example attached hereto as Schedule 2.07(a), and prepared in accordance with GAAP; (B) the Estimated Closing Working Capital Adjustment Amount; (C) the Members' good faith calculation of the Closing Indebtedness Amount (such estimate, the “Estimated Closing Indebtedness Amount''); and (D) the Closing Transaction Expenses; (iii) the Members' good faith calculation of the Closing Merger Consideration payable to each Member in accordance with the terms hereof; (iv) the Allocation Schedule; and (v) bank wire instructions for, and the aggregate amount due to, each Person entitled to any payment at Closing pursuant to Section 3.02, in each case, which will be accompanied by reasonably detailed supporting calculations and documentation.

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(b)	Post-Closing Adjustment. After Closing:

(i) if the Final Closing Adjustment Amount is greater than zero ($0), then, within five Business Days following the determination of the Final Closing Adjustment Amount in accordance with Section 2.08: (A) Parent shall (or shall cause the Surviving Company to) deliver to each Member, in accordance with such Member's Pro Rata Percentage, the Final Closing Adjustment Amount, which Final Closing Adjustment Amount Parent shall pay (1) 20% by wire transfer of immediately available funds to the account or accounts designated by the Members for any cash and (2) 80% by issuance of shares of Parent Common Stock, the number of shares of which will be determined using a price of $3.43 per share; and (8) Parent and the Members shall jointly instruct the Escrow Agent to disburse to the Members, in accordance with each Member's Pro Rata Percentage, from the Adjustment Escrow Fund all Adjustment Cash by wire transfer of immediately available funds and all Adjustment Escrow Shares; and

(ii) if the Final Closing Adjustment Amount is less than zero ($0), then, within five Business Days following the determination of the Final Closing Adjustment Amount in accordance with Section 2.08, the Members and Parent shall jointly instruct the Escrow Agent to (A) disburse to Parent from the Adjustment Escrow Fund the Final Closing Adjustment Amount, which Final Closing Adjustment Amount the Escrow Agent will disburse (1) 20% by wire transfer of immediately available funds to the account or accounts designated by Parent and (2) 80% in the form of Adjustment Escrow Shares, the number of shares of which will be determined using a price of $3.43 per share; and

(8) disburse to the Members, in accordance with each Member's Pro Rata Percentage, from the Adjustment Escrow Fund all remaining Adjustment Cash by wire transfer of immediately available funds and all remaining Adjustment Escrow Shares.

(c) Acknowledgement. The Parties agree that the purpose of determining the Final Closing Adjustment Amount and the ultimate Merger Consideration contemplated by this Section 2.07 is to measure differences between the Estimated Closing Working Capital Adjustment Amount and the Final Closing Working Capital Adjustment Amount and the difference between the Estimated Closing Indebtedness and the Final Closing Indebtedness Amount, and the adjustment procedures set forth in this Section 2.07 and Section 2.08 are not intended to permit the introduction of different judgments, accounting methods, policies, practices, procedures, classifications, or estimation methodologies for the purpose of determining such amounts. The Parties further agree that any payment by Parent pursuant to this Section 2.07 in excess of the Adjustment Escrow Amount shall be treated for Tax purposes as an addition to the Merger Consideration to the extent permitted by Applicable Law, and that the disbursement of any amount from the Adjustment Escrow Fund to Parent pursuant to this Section 2.07 shall be treated for Tax purposes as a reduction of the Merger Consideration to the extent permitted by Applicable Law.

Section 2.08 Adjustment Procedures.

(a) Preparation of Closing Balance Sheet. As promptly as practicable, but no later than 45 days after the Closing Date (or such later date as Parent and the Members agree in writing), Parent will create (i) a consolidated balance sheet of the Target Companies as of 12:01 a.m. Mountain Time on the Closing Date (the “Closing Balance Sheet”), and (ii) a statement of Parent's calculation (the “Closing Statement”) of: (A) the Closing Working Capital Amount prepared in accordance with GAAP and in a manner consistent with Schedule 2.07(a); (8) the Closing Working Capital Adjustment Amount; (C) the Closing Indebtedness Amount; (D) the Closing Indebtedness Adjustment Amount; and (E) the Closing Adjustment Amount based on such amounts. Parent acknowledges and agrees that, for the purposes of reviewing the Closing Balance Sheet and Closing Statement delivered by Parent pursuant to this Section 2.08(a), Parent shall afford, and shall cause the Surviving Company to afford, the Members and their Representatives commercially reasonable access during normal business hours to the books and records (other than privileged documents and other documents restricted by Applicable Law), personnel, and working papers, to the extent that they relate to the Closing Statement, of Parent, the Target Companies, and their respective Representatives.

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(b) Disagreement by Members. If the Members unanimously disagree with Parent's calculation of the Closing Adjustment Amount, the Members may, within 30 days after receipt of all of the documents referred to in Section 2.08(a), deliver a notice to Parent disagreeing with such calculation, setting forth the Members' objection to the Closing Statement, describing in reasonable detail the reasons for the dispute, and specifying those items or amounts as to which the Members disagree, and the Members' calculation thereof (an “Objection Notice”). The Members shall be deemed to have agreed with all other items and amounts contained in the Closing Statement other than those set forth in the Objection Notice. If the Members fail to deliver an Objection Notice during such 30-day period, each amount set forth in the Closing Statement delivered to the Members in accordance with Section 2.08(a) shall be deemed final, binding, and conclusive for purposes of this Agreement, and shall constitute the “Final Closing Working Capital Amount,” the “Final Closing Working Capital Adjustment Amount,“ the ” Final Closing Indebtedness Amount,” the “Final Closing Indebtedness Adjustment Amount,” and the “Final Closing Adjustment Amount,” as applicable.

(c)	Dispute Resolution.

(i) If the Members timely deliver to Parent an Objection Notice in accordance with Section 2.08(b), then the Members and Parent shall, during the 20 days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the Final Closing Amounts, which amounts shall each not be more than the highest amount calculated thereof and set forth in either the Estimated Closing Statement or Closing Statement nor less than the lowest amount calculated thereof and set forth in either the Estimated Closing Statement or Closing Statement. If, during such 20-day period, the Members and Parent agree as to any item of the Final Closing Amounts, then the Members and Parent shall execute a written acknowledgement of such amounts, which shall constitute the ” Final Closing Working Capital Amount, ” the ” Final Closing Working Capital Adjustment Amount,” the ” Final Closing Indebtedness Amount, ” the “Final Closing Indebtedness Adjustment Amount,” or the ” Final Closing Adjustment Amount,” as applicable, and shall be deemed final, binding and conclusive on the Parties for purposes of this Agreement. If, during such period, the Members and Parent are unable to reach agreement on all or any of the Final Closing Amounts, then the Final Closing Amounts that remain in dispute shall be resolved by Crowe LLP (as of the Effective Date located at 1801 California Street, Suite 2200, Denver, Colorado) or, if Crowe LLP is unable or unwilling to resolve the dispute, by a commercially reputable firm of independent accountants with cannabis industry expertise having no material relationship with any Party and reasonably acceptable to both the Members and Parent (the “Accounting Referee”).

(ii) Within 10 days after the retention of the Accounting Referee, Parent and the Members shall jointly submit the matter to the Accounting Referee and instruct the Accounting Referee that it: (A) shall act as an expert in accounting, and not as arbitrator, to resolve, in accordance with GAAP as in effect on the Closing Date and in a manner consistent with Schedule 2.07(a), only the matters specified in any timely delivered Objection Notice that remain in dispute; (B) shall adjust the Closing Statement based thereon to reflect such resolution; (C) may not determine any Final Closing Amount in an amount that is more than the highest amount calculated thereof and set forth in either the Estimated Closing Statement or Closing Statement nor less than the lowest amount calculated thereof and set forth in either the Estimated Closing Statement or Closing Statement; and (D) shall deliver to Parent and the Member, as promptly as practicable and in any event within 30 days following the submission of the matters that remain in dispute to the Accounting Referee for resolution, a written report setting forth the Accounting Referee's determination of each Final Closing Amount submitted by the Parties to the Accounting Referee for resolution, which report shall include a worksheet setting forth all material calculations used in arriving at such determination and a calculation of the apportionment of the fees, costs and expenses of the Accounting Referee in accordance with Section 2.08(c)(iii). The Parties acknowledge and agree that, if any dispute is submitted to the Accounting Referee pursuant to this Section 2.08(c), the Final Closing Amounts, as determined by the Accounting Referee, shall, absent manifest error, constitute the “Final Closing Working Capital Amount,” the “Final Closing Working Capital Adjustment Amount,” the “Final Closing Indebtedness Amount,” the “Final Closing Indebtedness Adjustment Amount,” and the “Final Closing Adjustment Amount,” respectively, and be final, binding, and conclusive on the Parties for purposes of this Agreement.

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(iii) If requested by the Accounting Referee, Parent and the Members agree to execute a reasonable engagement letter. Each Party will bear its own costs and expenses in connection with the resolution of such disputed items by the Accounting Referee, and the fees and expenses of the Accounting Referee incurred pursuant to this Section 2.08(c)(iii) shall be borne by Parent, on one hand, and the Members, according to their Pro Rata Percentages, on the other, as determined by the Accounting Referee based on the inverse of the percentage that the Accounting Referee's determination (before such allocation) bears to the total amount of the disputed items. For purposes of illustration only, if the disputed items are $100 and if the final written determination of the Accounting Referee states that $80 of the disputed items are resolved in Parent's favor and $20 of the disputed items are resolved in the Members' favor, Parent would bear 20% of the Accounting Referee's fees and expenses , on one hand, and the Members would bear 80% of such fees and expenses, on the other. However, initially, any retainer charged by the Accounting Referee shall be paid 50% by Parent and 50% by the Members.

(d) Cooperation. The Members and Parent will reasonably cooperate and assist as and if requested by Parent or the Member, as applicable, in the preparation of the Closing Balance Sheet and the calculation of the Final Closing Adjustment Amount and in the conduct of the audits and reviews referred to in this Section 2.08, including the making available to the extent necessary of books, records, work papers and personnel.

(e) Accounting Changes. Following the Closing, Parent shall not take, or permit the Surviving Company to take, any action with respect to the accounting books and records of the Surviving Company, or the items reflected thereon, on which the Closing Balance Sheet or any Final Closing Amount is to be based, that is inconsistent with the Company's past practices to the extent such actions would materially impede the calculation of the Closing Working Capital Amount and the Closing Adjustment Amount in accordance with GAAP and in a manner consistent with Schedule 2.07(a), and any such actions in violation of this Section 2.08(e) shall not be given effect for purposes of determining the Closing Working Capital Amount.

Section 2.09 Conversion of Membership Interests. At the Effective Time, by virtue of the Merger and without any action on the part of any Member or any holder of membership interests of Merger Sub, all Membership Interests issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration, subject to adjustments as provided herein and in accordance with and in the form specified in Section 3.02(b).

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(i) All such Membership Interests, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of such Membership Interests shall cease to have any rights with respect thereto, except the right to receive the relevant portion of the Merger Consideration pursuant to this Article II.

(ii) Each unit of membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one unit of Membership Interests of the Surviving Company.

(iii) No certificates representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Membership Interests pursuant to this Section 2.09. Any calculation of shares to be received by a Member pursuant to this Agreement shall be rounded up or down to the nearest whole number.

Section 2.10 Surrender and Payment.

(a) Upon the delivery to Parent of a letter of transmittal in a form mutually agreed to by Parent and the Members (the “Letter of Transmittal”), duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be required pursuant to such instructions, the Member for which such Letter of Transmittal is associated shall be entitled to receive in exchange thereof the then-applicable portion of the Merger Consideration, as determined by Section 2.07, after giving effect to any Tax withholdings or deductions required by Applicable Law.

(b) Parent or the Surviving Company, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person who was a Member immediately prior to the Effective Time such amounts as the Members and the Parent or the Surviving Company mutually agree that the Parent or the Surviving Company is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local, or foreign tax law. To the extent that amounts are so withheld by Parent or the Surviving Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Member in respect of which or whom such deduction and withholding was made by Parent or the Surviving Company.

(c) All Merger Consideration paid or payable in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Membership Interests, and from and after the Effective Time, there shall be no further creation or transfers of Membership Interests on the books of the Surviving Company. If, after the Effective Time, Membership Interests are presented to the Surviving Company, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II and elsewhere in this Agreement.

Section 2.11 Escrow Funds. In accordance with the Escrow Agreement, Parent shall deposit or cause to be deposited with the Escrow Agent:

(a) The Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”), to be held for the purpose of securing the indemnification obligations of the Members pursuant to Section 8.03 and Section 10.02; and

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(b) the Adjustment Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the (“Adjustment Escrow Fund”), to be held for the purpose of securing the obligations of the Members in Section 2.06 and Section 2.08.

Section 2.12 Tax Treatment. The Merger is intended to constitute a “reorganization” within the meaning of Sections 368(a)(l) and 368(a)(2)(E) of the Code. The parties hereto intend the Merger to constitute a “plan of reorganization“ within the meaning of Treasury Regulations Sections l.368-2(g) and 1.368-3, which plan of reorganization the parties adopt by executing this Agreement.

ARTICLE III

CLOSING

Section 3.01 Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall be consummated within five Business Days after the last of the conditions to Closing set forth in Article IX has been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) by the electronic exchange of closing deliveries or, if such exchange is not practicable, at a physical closing to be held at the offices of Husch Blackwell, LLP, 1801 Wewatta Street, Suite 1000, Denver, CO 80202 at 10:00 a.m. (Mountain Time), or at such other time or on such other date or at such other place as the Company and Parent may mutually agree upon in writing (such day and time on which the Closing takes place being the “Closing Date”). Irrespective of the time of day that the Merger is actually consummated on the Closing Date, the Closing shall be deemed to occur effective as of 12:01 a.m. (Mountain Time) on the Closing Date.

Section 3.02 Closing Deliverables.

(a)	At or prior to the Closing, the Company shall deliver to Parent the following:

(i) the Statement of Merger, duly executed by the Company;

(ii) the Escrow Agreement, duly executed by the Company;

(iii) resignations of the Target Companies pursuant to Section 7.06;

(iv) a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 9.02(a) and Section 9.02(c) have been satisfied;

(v) a good standing certificate from the Colorado secretary of state for each of the Target Companies;

(vi) James Parco's duly executed Employment Agreement;

(vii) the Allocation Schedule;

(viii) at least five Business Days prior to the Closing, the Estimated Closing Statement;

(ix) at least five Business Days prior to the Closing, a Letter of Transmittal for each Member of the Company;

(x) the Closing Payoff Letters;

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(xi) documentation satisfactory to Parent, evidencing the cancellation or contribution to the Company as capital of any and all loans made by a Member to the Company, as set forth on Section 5.07(iv) of the Disclosure Schedule;

(xii) any other Ancillary Document required to be signed by Company or its Affiliates, and signed by such Person;

(xiii) the FIRPTA Statement; and

(xiv) such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the Transactions.

(b) At the Closing, Parent shall deliver to the Company (or such other Person as may be specified herein) the following:

(i) the Statement of Merger, duly executed by Merger Sub;

(ii) the Escrow Agreement, duly executed by Parent;

(iii) the aggregate Closing Merger Consideration, as adjusted pursuant to Section 2.06, which Parent shall deliver by delivering to each Member, upon submission of such Member's completed Letter of Transmittal and in accordance with the Allocation Schedule:

(A) by wire transfer of 20% of the Closing Merger Consideration in immediately available funds to an account or accounts designated by such Member in its applicable Letter of Transmittal; and

(B)   by delivery of certificates representing the number of shares of Parent Common Stock issuable in exchange for 80% of the Closing Merger Consideration at a price per share equal to $3.43;

(iv) payment of third parties by wire transfer of immediately available funds that amount of money due and owing from the Company to such third parties as Closing Transaction Expenses as set forth on the Estimated Closing Statement;

(v)  payment to holders of outstanding Indebtedness, by wire transfer of immediately available funds that amount of money due and owing from the Company to such holder of outstanding Indebtedness on the Estimated Closing Statement;

(vi) payment to the Escrow Agent, by wire transfer of immediately available funds, of all cash, and deposit with the Escrow Agent of certificates representing shares of Parent Common Stock, that, in each case, are included in the Indemnification Escrow Amount and the Adjustment Escrow Amount;

(vii) a certificate, dated the Closing Date and signed by a duly authorized officer of Parent and Merger Sub, that each of the conditions set forth in Section 9.03(a) and Section 9.03(b) have been satisfied;

(viii) any other Ancillary Document required to be signed by Parent, or its Affiliates, and signed by such Person;

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(ix) Employment Agreement for James Parco, duly executed by Parent; and

(x) such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE MEMBERS

Each Member, jointly and severally, hereby represents and warrants to Parent and Merger Sub that the statements contained in this Article IV are accurate and complete as of the date of this Agreement:

4.01	Authority; Execution and Delivery; Enforceability.

(a) Member has the full power and authority to execute and deliver this Agreement and the other Ancillary Documents to which he or she is or will be a party and to consummate the Transactions.

(b) This Agreement and the other Ancillary Documents to which Member is or will be a party will be duly executed and delivered by Member. This Agreement and the other Ancillary Documents to which Member is or will be a party will, assuming due authorization, execution and delivery of this Agreement and each of the other Ancillary Documents by each of the other parties thereto, constitute a valid and binding obligation of Member, enforceable against him or her in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, and other similar laws of general application relating to or affecting creditors' rights and to general equitable principles.

4.02 Noncontravention. Neither the execution and delivery of this Agreement by Member, nor the consummation or performance of any of the Transactions by Member, will in any material respect contravene, conflict with or result in a violation of, or require any consent, waiver or approval under,

(a)	any Applicable Law of which Member is aware or any judgment to which Member is subject; or
(b)	the provisions of any material Contract to which Member is subject.

4.03 Title to Interests. Member is the record and beneficial owner of, and holds good and valid title free and clear of any and all Liens to, Member's Membership Interest. As of the Closing Date, Member has the sole power and authority to sell, transfer, assign and deliver his or her Membership Interest as provided in this Agreement, and such delivery will convey to Parent good and valid title to Member's Membership Interest, free and clear of any and all Liens. Member is not a party to any voting trust or other voting agreement with respect to any of Member's Membership Interest or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of Member's Membership Interest, other than this Agreement.

4.04	No Proceeding.

(a) There are no Proceedings pending or, to Member's knowledge, threatened in writing against or by Member or any of his or her Affiliates that challenge or seek to prevent, enjoin or otherwise delay the Transactions or that, if determined adversely to Member, or any of his or her Affiliates, would result in a Company Material Adverse Effect. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Proceeding.

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(b) There is no outstanding Governmental Order to which Member is a party or subject that would result in a Company Material Adverse Effect.

4.05 Brokers. Member has not retained any Person to act as a broker or agreed or become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive , any brokerage commission , finder's fee or similar commission or fee in connection with any of the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the Disclosure Schedule, the Company and each of the Members, represent and warrant to Parent and Merger Sub that the statements contained in this Article V are true and correct as of the Effective Date.

Section 5.01 Organization, Good Standing and Qualification of the Company. Each Target Company (i) is a Colorado limited liability company duly organized, validly existing and in good standing under the laws of the state of Colorado, (ii) has all requisite limited liability company power and authority to carry on its business, and (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a Company Material Adverse Effect.

Section 5.02 Capitalization.

(a) Section 5.02(a) of the Disclosure Schedule accurately and completely sets forth for each Target Company (i) each class and series of equity securities of such Target Company, (ii) the aggregate number of shares of each such class and series of equity securities that are authorized for issuance, (iii) the aggregate number of shares of capital stock, limited liability company interests, units or membership interests of each such class and series of equity securities that are outstanding, and (iv) a list of the names of each record and beneficial owner of such equity securities, and opposite the name of each such owner, the number, class, and series of equity securities owned by each such owner. Other than the equity securities set forth on Section 5.02(a) of the Disclosure Schedule, there are no equity securities of any Target Company that are issued, reserved for issuance or outstanding or convertible or exchangeable into shares of capital stock, limited liability company interests, units or membership interests, partnership interests or similar securities of such Target Company. There are no accrued but unpaid dividends in respect of any equity securities of any of the Target Companies. No shares of capital stock are held in treasury by any of the Target Companies. All outstanding shares of capital stock of each Target Company have been duly authorized and validly issued, fully paid and nonassessable. No equity securities of any Target Company are subject to, or were issued or are held in material violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under Applicable Law or the organizational documents of such Target Company. There are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to any Target Company.

(b) Section 5.02(b) of the Disclosure Schedule sets forth an accurate and complete list of each Subsidiary of the Company (collectively, the “Company Subsidiaries”). Other than the Company Subsidiaries, the Company has no Subsidiaries and does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

Section 5.03 Authorization. All action on the part of the Company necessary for the authorization, execution, delivery and performance of this Agreement, the Ancillary Documents, and al I other documents necessary to consummate the Transactions have been taken by the Company. The Company has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. This Agreement, when duly executed and delivered by all the Parties in accordance with its terms, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, and other similar laws of general application relating to or affecting creditors' rights and to general equitable principles.

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Section 5.04 Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the Transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization, operating agreement or other organizational documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Applicable Law or Governmental Order applicable to the Company; or (c) require the consent, notice or other action by any Person under any Material Contract, except as set forth on Section 5.04 of the Disclosure Schedule. Except as set forth on Section 5.04 of the Disclosure Schedule, and for the filing of the Statement of Merger with the Secretary of State of the State of Colorado and such filings as may be required under the HSR Act, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents to which the Company is a party and the consummation of the Transactions.

Section 5.05 Financial Statements.

(a) The Company has delivered to Parent the unaudited balance sheets of the Company as of December 31, 2018 and December 31, 2017, and the interim period through September 30, 2019, together with the related unaudited statements of income, statement of members' equity and statement of cash flows, for the periods then ended (collectively referred to as the “Financial Statements”). Such Financial Statements are in accordance with the books and records of the Company and fairly represent, in all material respects, the financial position of the Company and the results of operations and changes in financial position of the Company as of the dates and for the periods indicated, in each case, in conformity with GAAP as applied on a consistent basis from the period of January l, 2018 through the Closing Date. The Company does not have any Liabilities of a type required by GAAP to be reflected or reserved against in the Financial Statements other than (a) Liabilities expressly reflected or reserved against in the Financial Statements, and (b) Liabilities incurred in the ordinary course of business since the date of the Financial Statements.

(b) Section 5.05(b) of the Disclosure Schedule sets forth an accurate and complete aging of all accounts payable of the Company as of November 15, 2019.

(c) Section 5.05(c) of the Disclosure Schedule sets forth an accurate and complete aging of all accounts receivable of the Company as of November 15, 2019. All accounts receivable of the Company have arisen in the ordinary course of business and, to the Knowledge of the Company, are valid and enforceable claims.

Section 5.06 No Material Adverse Change. Except as set forth in Section 5.06 of the Disclosure Schedule, since September 30, 2019, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Target Companies, any:

(a) event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

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(b) amendment of the charter, by-laws or other organizational documents of the Company;

(c) issuance, sale or other disposition of any of its capital stock or grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(d) declaration or payment of any dividends or distributions on or in respect of any of its membership interests or redemption, purchase or acquisition of its membership interests;

(e) change in any method of accounting or accounting practice of the Company, except for the conversion by the Company to accrual accounting under GAAP standards;

(f) change in the Company's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(g) entry into any contracts that would constitute a Material Contract;

(h) incurrence, assumption or guarantee of any indebtedness for borrowed money in the aggregate amount exceeding $100,000, except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(i) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Financial Statements or cancellation of any debts or entitlements;

(j transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(k) material damage, destruction or loss (whether or not covered by insurance) to its property;

(l) any capital investment in, or any loan to, any other Person;

(m) acceleration, termination, material modification to or cancellation of any Material Contract;

(n) any material capital expenditures;

(o) imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(p)    (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, managers, independent contractors or consultants, other than as provided for in any written agreements or required by Applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $25,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor or consultant;

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(q) hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(r) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, manager, independent contractor or consultant, (ii) Benefit Plan (other than any amendments or modifications required by Applicable Law), or (iii) collective bargaining or other agreement with a union, in each case whether written or oral;

(s) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its Members, or current or former directors, officers, managers, and employees;

(t) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u) except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar Applicable Law;

(v) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(w) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(x) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax Liability or reducing any Tax asset of Parent in respect of any Post-Closing Tax Period; or

(y) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 5.07 Material Contracts

(a) Section 5.07 of the Disclosure Schedule sets forth an accurate and complete list of each of the following Contracts to which any Target Company is a party or by which its assets are bound (collectively, “Material Contracts”):

(i)  Contract pursuant to which any Target Company paid to any supplier, vendor or similar Person in excess of $25,000 during the 12-month period ended on the Effective Date;

(ii) Contract pursuant to which any Target Company is bound by any covenant not to compete (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement);

(iii) lease, sublease or similar Contract with any Person pursuant to which any Target Company is a lessor, sublessor, lessee or sublessee of any portion of real property (including the Leased Premises), material to the conduct and operation of such Target Company's business;

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(iv) Contract pursuant to which any Target Company has incurred any Indebtedness in excess of $25,000 for each occurrence or $100,000 in the aggregate;

(v) Contract for the sale of assets owned or leased by any Target Company with a book value of $25,000 individually or $100,000 in the aggregate (other than inventory sales in the ordinary course of business);

(vi) Contract relating to any joint venture, partnership or similar arrangement;

(vii) since January 1, 2018, Contract for (A) the acquisition, merger or purchase of all or substantially all of the assets or business of a third-party, or (B) the purchase or sale of assets outside of the ordinary course of business for aggregate consideration payable by any Target Company of $100,000 or more;

(viii) Contract for the employment, hire or retention of any officer, employee, consultant, or independent contractor of any Target Company, other than offer letters; and

(ix) Contract, not otherwise identified above, pursuant to which the Company is obligated as of the Effective Date to make payments in excess of $25,000 during the 12-month period following the Effective Date.

(b) The Company has made available to Parent accurate copies of each written Material Contract (other than purchase orders) set forth on Section 5.07 of the Disclosure Schedule (including all written amendments, modifications and supplements thereto). All Material Contracts are valid, binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, against the other parties thereto (except, in each case, as the enforceability thereof may be limited by any applicable bankruptcy , reorganization, insolvency or other Applicable Laws affecting creditors' rights generally or by general principles of equity), and is in full force and effect. Each Target Company has performed all material obligations required to be performed by it to date under the Material Contracts to which it is a party, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. To the Knowledge of the Company, no other party to any Material Contract is in breach or default in any material respect under any Material Contract. No Target Company has received any written notice of the intention of any other party to a Material Contract to terminate any Material Contract prior to the expiration of the term (including renewal terms) thereof, or to amend the material terms of any Material Contract outside of the ordinary course of business.

Section 5.08 Insurance Policies. Section 5.08 of the Disclosure Schedule sets forth an accurate and complete list of the insurance policies (specifying the insured, the insurer, the amount of coverage, type of insurance, the policy number, the expiration date, and the annual premium) maintained by or for the benefit of any of the Target Companies, including any insurance related to product liability and general business coverage. To the Knowledge of the Company, such policies are in full force and effect, all premiums due and payable thereon have been timely paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no written notice of cancellation or termination has been received by any Target Company with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. The Company has held substantially similar policies including with respect to the amount of coverage and type of insurance from inception of the Business.

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Section 5.09 Taxes.

(a) All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed, except where the failure to file would not have a Company Material Adverse Effect. Such Tax Returns are, or will be, true, complete and correct in all material respects. Except as set forth in Section 5.09(a) of the Disclosure Schedule, all Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid and have been properly accrued and reflected in the Financial Statements, except where the failure to timely pay or accrue such Taxes would not have a Company Material Adverse Effect.

(b) The Target Companies have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of Applicable Law, except where the failure to withhold and pay such Taxes would not have a Material Adverse Effect.

(c) The Target Companies have not received any written notice from a taxing authority in any jurisdiction where the Target Companies do not file Tax Returns claiming that any Target Company is, or may be, subject to Tax by that jurisdiction.

(d) No requests for extensions or waivers of statutes of limitations are currently pending with respect to any Taxes of the Target Companies.

(e) The amount of the Target Companies' Liability for unpaid Taxes for all periods ending on or before September 30, 2019 does not, in the aggregate, materially exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company's Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, materially exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(g) The Target Companies are not a party to any Proceeding by any taxing authority, and no Target Company has received any written notice from any taxing authority threatening any Action.

(h)                                                           The Target Companies have delivered to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Target Companies for all Tax periods ending after December 31, 2012.

(i) To the Knowledge of the Company, there are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Target Companies.

(j) The Target Companies are not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(k) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Target Companies.

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(l) To the Knowledge of the Company, (i) the Target Companies have not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes, and (ii) the Target Companies have no Liability for Taxes of any Person (other than Target Companies) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Applicable Law), as transferee or successor, by contract or otherwise.

(m) To the Knowledge of the Company and except as set forth in Section 5.09(m) of the Disclosure Schedule, the Target Companies will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii) an installment sale or open transaction occurring on or prior to the Closing Date;

(iii) a prepaid amount received on or before the Closing Date;

(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Applicable Law; or

(v) any election under Section 108(i) of the Code.

(n) Target Companies are not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(l)(a) of the Code.

(o) Target Companies have not been a “distributing corporation ” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(p) To the Knowledge of the Company, the Target Companies are not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(6).

(q) Each Target Company has made an election to be treated as an association taxable as a corporation pursuant to the “check-the-box” regulations under Treasury Regulation Section 301.7701-3.

(r) Except as provided in Section 5.09(r) of the Disclosure Schedule, the Company Subsidiaries are, and have always been, disregarded entities for Federal income tax purposes.

(s) The representations and warranties in this Section 5.09 constitute the sole and exclusive representations and warranties of the Company and the Members regarding any matters relating to Taxes.

Section 5.10 No Conflicts. The execution and delivery of this Agreement by the Company does not, and the performance and consummation of the Transactions by the Company will not, conflict with or result in a breach or violation of, or default under, or give rise to any right of acceleration or termination of, any of the terms, conditions or provisions of any note, bond, lease, license, agreement or other instrument or obligation to which the Company is a party or by which the Company's assets or properties are bound, except where the conflict, breach, violation, default, acceleration, or termination would not have a material effect on Company or the Transactions.

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Section 5.11 Certain Assets. Except as set forth on Section 5.11 of the Disclosure Schedule, the Target Companies have good and marketable title to all of the assets owned by it, and valid and enforceable leasehold interests in all tangible assets leased by it, free and clear of all Encumbrances, except for the following (collectively, “Permitted Encumbrances”):

(a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures provided however, that an appropriate reserve has been established therefor in accordance with GAAP;

(b) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business;

(c) easements, rights of way, zoning ordinances and other similar encumbrances affecting the Leased Premises;

(d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; or

(e) other imperfections of title or Encumbrances, if any, that have not had, and would not have, a Company Material Adverse Effect.

Section 5.12 Real Property.

(a) Section 5.12 of the Disclosure Schedule sets forth an accurate and complete list of all premises leased, subleased or licensed by any Target Company for the operation of such Target Companies' business (each, a “Leased Premises”), and of all leases, subleases, licenses, amendments , lease guaranties, agreements and documents related thereto (collectively , the “Leases”). The Company has made available to Parent accurate copies of each Lease set forth on Section 5.12 of the Disclosure Schedule. The Leases are valid, binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, against the other parties thereto (except in each case as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other Applicable Laws affecting creditors' rights generally or by general principles of equity), and is in full force and effect. No Target Company has sublet any portion of the Leased Premises or assigned any of its rights under the Applicable Lease.

(b) No Target Company holds fee title to any real property.

Section 5.13 Books and Records. To the Knowledge of the Company, the books of account, minute books, stock record books and other records of the Company, copies of which have been made available to Parent, are accurate and complete in all material respects and have been maintained in accordance with sound business practices.

Section 5.14 Notices. The Company has not received any written notice (a) from any insurance companies, governmental agencies or from any other parties of any condition, defects or inadequacies with respect to the Leased Premises which, if not corrected, would result in termination of insurance coverage or increase the cost of insurance coverage, (b) from any governmental agencies or any other third parties with respect to any violations of any building codes and/or zoning ordinances or any other governmental laws, regulations or orders affecting the Leased Premises, including, without limitation, the Americans With Disabilities Act, (c) of any pending or threatened condemnation Proceedings with respect to the Leased Premises, or (d) of any Proceedings which would cause the change, redefinition or other modification of the zoning classification of the Leased Premises.

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Section 5.15 Proceedings.

(a) No Target Company is subject to any Proceeding pending, or to the Knowledge of the Company, threatened, against such Target Company, or any officer or manager of such Target Company, in such capacity as an officer or manager, that, if determined adversely to the applicable Target Company, officer, or manager, would result in a Company Material Adverse Effect.

(b) There is no outstanding Governmental Order to which any Target Company is a party or subject that would have a Company Material Adverse Effect.

Section 5.16 Intellectual Property.

(a) Section 5.16(a) of the Disclosure Schedule lists all (i) Company IP Registrations and (ii) Company Intellectual Property, including software, that are not registered but that are material to the Company's business or operations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company has provided Parent with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(b) Section 5.16(b) of the Disclosure Schedule lists all Company IP Agreements. The Company has provided Parent with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to the Knowledge of the Company, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(c) The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Company's current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Company has entered into binding, written agreements with every current and former employee, and with every current and former independent contractor, whereby such employees and independent contractors assign to the Company any ownership interest and right they may have in the Company Intellectual Property; and (ii) acknowledge the Company's exclusive ownership of all Company Intellectual Property. The Company has made available to Parent true and complete copies of all such agreements.

(d) The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company's right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company's business or operations as currently conducted.

(e) To the Knowledge of the Company, the Company's rights in the Company Intellectual Property are valid, subsisting and enforceable. The Company has taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

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(f) The conduct of the Company' s business as currently and formerly conducted, and the products, processes and services of the Company, have not, to the Knowledge of the Company, infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Knowledge of the Company, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(g) There are no Proceedings (including any oppositions, interferences or re- examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company's rights with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

(h) The representations and warranties in this Section 5.16 constitute the sole and exclusive representations and warranties of the Company and the Members regarding intellectual property matters.

Section 5.17 Benefit Plans

(a) Section 5. l 7(a) of the Disclosure Schedule sets forth an accurate and complete list of each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other compensation, bonus, pension, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, employment, change-in-control, welfare, Section 125 cafeteria, collective bargaining, severance, disability, death benefit, hospitalization and medical plan, program, policy and arrangement maintained or contributed to (or required to be contributed to) for the benefit of any current or former employee, officer or manager of the Target Companies or with respect to which any of the Target Companies would reasonably be expected to have direct, indirect, joint and several or contingent liability (each, a “Company Benefit Plan”).

(b) Each Company Benefit Plan intended to qualify under Code Section 401(a) is the subject of a favorable determination or can rely upon a favorable opinion or advisory letter issued by the Internal Revenue Service as to its qualified status under the Code, which determination or opinion letter, to the Knowledge of the Company, may still be relied upon as to the qualified status of the Company Benefit Plan, and, to the Knowledge of the Company, no circumstances have occurred since the date of such favorable determination or opinion letter that would result in the loss of the tax-qualified status of any such Company Benefit Plan.

(c) None of the Company Benefit Plans that are “welfare benefit plans” as defined in ERISA Section 3(1) provide for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's terminationn of employment, except to the extent required by Applicable Law.

(d) No Company Benefit Plan: (i) provides or provided any benefit guaranteed by the Pension Benefit Guaranty Corporation; (ii) is or was a “multiemployer plan” as defined in Section 400 I (a)(3) of ERISA; or (iii) is or was subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA. Further, no Company Benefit Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). To the Knowledge of the Company, except for the Company Subsidiaries, there is no Person that (by reason of common control or otherwise) is treated together with the Company as a single employer within the meaning of Section 414 of the Code.

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(e) The Company has made available to Parent, with respect to each Company Benefit Plan and as applicable: (i) a copy of the Company Benefit Plan and all amendments (including any amendment that is scheduled to take effect in the future); (ii) a copy of each Contract (including any trust agreement, funding agreement, service provider agreement, insurance agreement, investment management agreement or recordkeeping agreement) relating to the Company Benefit Plan; (iii) a copy of any summary plan description for the Company Benefit Plan; (iv) a copy of any Form 5500 for the last three Company Benefit Plan years; and (v) a copy of the most recent determination letter, notice or other document that has been issued by, or that has been received by any Target Company from, any Governmental Authority with respect to such Company Benefit Plan.

(f) To the Knowledge of the Company, each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and in compliance with Applicable Law, including the Code and ERISA.

(g) Each contribution or other payment that is required by Applicable Law or by the terms of the applicable Company Benefit Plan to have been accrued or made to, under, or with respect to such Company Benefit Plan has been duly accrued or made on a timely basis, except where the failure to make such contribution or other payment would not have a Company Material Adverse Effect.

(h) To the Knowledge of the Company, no prohibited transaction within the meaning of Code Section 4975 or ERISA Section 406 or 407, and not otherwise exempt under ERISA Section 408, has occurred with respect to a Company Benefit Plan that would reasonably be expected to subject the Company to any material Liability.

(i) There are no Proceedings pending nor, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan or the assets of any Company Benefit Plan or any related trust (other than routine claims for benefits).

(ij) Neither the execution and delivery of this Agreement nor the consummation of any of the Transactions will (i) accelerate the time of payment or vesting, or increase the amount of compensation due any officer, manager, employee, or consultant under any of the Company Benefits Plans except as may occur as the result of a termination of employment or (ii) result in the payment of any amount that may be deemed a “parachute payment” under Section 280G of the Code with respect to any employee of the Company.

(k) The representations and warranties in this Section 5.17 constitute the sole and exclusive representations and warranties of the Company and the Members regarding employee benefit plans and compliance with ERISA.

Section 5.18 Employees and Labor Matters

(a) Company has previously provided Parent with employment records, files, and agreements (“Employment Records”) which accurately sets forth, with respect to each current employee of each Target Company (including any employee who is on a leave of absence or on layoff status): (i) the name, title or classification of each employee; and (ii) each employee's annualized base compensation as of October, 2019.

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(b) Section 5.18(b) of the Disclosure Schedule accurately identifies each former employee of each Target Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits from such Target Company relating to such former employee's employment with such Target Company, and Section 5.18(a) of the Disclosure Schedule reasonably describes such benefits in all material respects.

(c) Except as set forth on Section 5.l 8(c) of the Disclosure Schedule, to the Knowledge of the Company, the employment of the employees of the Target Companies is terminable by the applicable Target Company at-will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by Applicable Law. Sellers have made available to Parent accurate copies of all material current employment agreements, employee manuals and handbooks, disclosure materials and policy statements relating to the employment of employees of the Target Companies.

(d) To the Knowledge of the Company, no employee of any Target Company: (i) intends to terminate his employment; (ii) has received an offer to join a business that may be competitive with the business of the Target Companies; and (iii) is a party to or is bound by any confidentiality agreement, noncompetition agreement, non-solicitation agreement, work-made-for-hire IP assignment agreement or other Contract (with any Person) that would reasonably be expected to have an adverse effect on (A) the performance by such employee of any of his duties or responsibilities as an employee of such Target Company, or (B) the business of any of the Target Companies.

(e) No Target Company is party to, or bound by, any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization or works council.

(f) There has never been any strike, lockout, slowdown, work stoppage, labor dispute or, to the Knowledge of the Company, union organizing activity, or any similar activity or dispute, by or for the benefit of any of the Target Companies' employees affecting any Target Company, and, to the Knowledge of the Company, no Person has threatened to commence any such strike, lockout, slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

(g) To the Knowledge of the Company, no Target Company has violated the Worker Adjustment and Retraining Notification Act or any similar state or local Applicable Law. During the 90- day period prior to the Effective Date, the Target Companies have not terminated any employees.

(h) For the avoidance of doubt, references to ” employee” or ” employees” in this Section shall not be interpreted to include independent contractors who provide services to any Target Company through a temporary staffing agency retained by such Target Company.

(i) The representations and warranties in this Section 5.18 constitute the sole and exclusive representations and warranties of the Company and the Members regarding employment matters.

Section 5.19 Compliance with Applicable Laws. Each Target Company is in compliance in all material respects with all Applicable Laws. No Target Company has received any written notice from any Governmental Authority or any other Person alleging the violation of, or failure to comply with, any Applicable Law. None of the representations and warranties contained in this Section 5.19 shall be deemed to relate to any Applicable Law pertaining to the Tax matters contained in Section 5.09, the employee benefit matters contained in Section 5.17, the employment matters contained in Section 5.18, the environmental matters contained in Section 5.21, or the product liability matters contained in Section 5.26.

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Section 5.20 Permits. Section 5.20 of the Disclosure Schedule sets forth an accurate and complete list of each Permit held by any of the Target Companies, including dates of issuance and expiration of each, the Company has made available to Parent accurate copies of all such Permits including all renewals and all amendments thereof. The Permits identified in Section 5.20 of the Disclosure Schedule are valid and in full force and effect, except where the failure of such Permit to be valid or in full force and effect would not have a Company Material Adverse Effect, and collectively constitute all Permits necessary to enable the Target Companies to conduct their respective businesses in the manner in which it is presently conducted. Each Target Company is in compliance in all material respects with all of its Permits identified in Section 5.20 of the Disclosure Schedule. No Target Company has received any written notice from any Governmental Authority alleging the violation of, or failure to comply with, any term or requirement of any of its Permits, or regarding the revocation, withdrawal, suspension, cancellation, termination or modification of any of its Permits. To the Knowledge of Company, the application and related documentation for each Permit, including but not limited to written responses to all follow-up and additional requests from applicable Governmental Authority, was at the time of submission accurate and complete in all material respects and otherwise complied with Applicable Laws in all material respects.

Section 5.21 Environmental Matters To the Knowledge of the Company, each Target Company is in compliance in all material respects with all Environmental Laws. No Target Company has received any written notice whether from a Governmental Authority alleging that such Target Company has failed to comply with or has any Liability under any Environmental Law. The representations and warranties in this Section 5.21 are the sole representations and warranties of the Company relating to compliance with and Liabilities arising under Environmental Laws.

Section 5.22 Vendors and Suppliers. Section 5.22 of the Disclosure Schedule sets forth an accurate list of the vendors and/or suppliers of the Target Companies to which any Target Company paid at least $100,000 in expenses or other expenditures during the 12-month period ended as of the Effective Date. Since December 31, 2018, no such vendor or supplier has (x) terminated its relationship with any Target Company, (y) reduced or changed the terms of its relationships with any Target Company in a manner that had a Company Material Adverse Effect; or (z) threatened in writing to terminate its relationship with any Target Company or reduce or change the terms of its relationships with any Target Company in a manner that would have a Company Material Adverse Effect.

Section 5.23 Related Party Agreements. Except as set forth on Section 5.23 of the Disclosure Schedule, no Related Party (a) is party to any Contract with any of the Target Companies (other than, with respect to an officer or manager of any Target Company, pursuant to the Organizational Documents of such Target Company or with respect to an officer, manager or employee of such Target Company pursuant to employment arrangements or Company Benefit Plans, in each case as in effect as of the Effective Date), (b) has any interest, directly or indirectly, in any assets or properties used or held for use by any of the Target Companies (other than as a holder of equity securities of any Target Company), (c) is (other than with respect to an employee of any of the Target Companies pursuant to employment arrangements and Company Benefit Plans as in effect as of the Effective Date) owed any amounts by any Target Company, or (d) owes any amount to any Target Company.

Section 5.24 Absence of Unlawful Payments. No Target Company has and, to the Knowledge of the Company, none of the Target Companies' officers, managers , or other employees or other Person acting on their behalf have (a) violated any applicable provision of the Foreign Corrupt Practices Act of 1977, as amended, (b) been targeted by any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, (c) paid, or offered, promised or authorized payment of, money or any other thing of value to any Governmental Authority or official, political party (or official thereof), candidate for political office, employee of a state-owned enterprise or official of an international organization (each, a “Government Person”) in violation of Applicable Law for the purpose of influencing, directly or indirectly through another Person, any act, omission or decision of such Government Person in an official capacity so that any of the Target Companies might secure any advantage, obtain or retain business or direct business to any Person, or (d) accepted or received any contributions, payments, gifts or expenditures that, to the Knowledge of the Company, was unlawful.

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Section 5.25 Inventory. To the Knowledge of the Company, all finished goods inventory, packaging and labels (collectively, “Inventory”) owned by any Target Company: (a) consists of a quality and quantity usable, merchantable and fit for the purpose for which it was purchased or manufactured; is not damaged or defective; and (c) is salable in the ordinary course of business, in each case subject to an inventory obsolescence reserve included in the inventory line item reflected on the Interim Balance Sheet and as adjusted for the passage of time through the Closing Date in the ordinary course of business. Except as set forth on Section 5.25 of the Disclosure Schedule no Inventory is held on a consignment basis.

Section 5.26 Product Liability. No Target Company has been subject to a Proceeding, or received written notice of suspected violation or investigation from, by or before any Governmental Authority relating to any Inventory or product, including the packaging and advertising related thereto, designed, formulated, manufactured, processed, sold, distributed or placed in the stream of commerce by any Target Company (each a “Product” and collectively, “Products”), or claim or lawsuit involving a Product which is, to the Knowledge of the Company, pending or threatened in writing, by any Person. There has not been, nor is there under consideration by any Target Company, any Product recall or post sale warning conducted by or on behalf of the Company concerning any Product. To the Knowledge of the Company, at the time sold, distributed or placed in the stream of commerce by the Company or any other Target Company, all Products complied in all material respects with the applicable specifications, government safety standards, including but not limited to all restricted ingredients pursuant to the MED rules and regulations, and other Applicable Laws, and were substantially free from contamination, deficiencies or defects. The representations and warranties in this Section 5.26 constitute the sole and exclusive representations and warranties of the Company and the Members regarding product liability.

Section 5.27 Brokers. No Target Company has retained any Person to act as a broker or agreed or become obligated to pay, or taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except: (a) as disclosed in the Parent SEC Documents filed within 12 months prior to the Effective Date and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the correspondingly numbered Section of the Parent Disclosure Schedule that relates to such Section or in another Section of the Parent Disclosure Schedule to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section; Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article VI are true and correct as of the Effective Date.

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Section 6.01 Organization, Good Standing and Qualification of Parent and Merger Sub. The Parent (i) is a Nevada corporation duly organized, validly existing and in good standing under the laws of the state of Nevada; (ii) has all requisite power and authority to carry on its business, and (iii) is duly qualified to transact business and is in good standing in the state of Colorado. Merger Sub (i) is a Colorado limited liability company, duly organized, validly existing and in good standing under the laws of the state of Colorado; (ii) has all requisite power and authority to carry on its business, and (iii) is duly qualified to transact business and is in good standing in the state of Colorado.

Section 6.02 Authorization. All action on the part of the Parent and Merger Sub necessary for the authorization, execution, delivery and performance of this Agreement, the Ancillary Documents, and all other documents necessary to consummate the Transactions have been taken by the Parent and Merger Sub. Parent and Merger Sub have the requisite power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. This Agreement, when duly executed and delivered in accordance with its terms, will constitute a valid and binding obligation of the Parent and Merger Sub, enforceable against the Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, and other similar laws of general application relating to or affecting creditors' rights and to general equitable principles.

Section 6.03 No Conflicts; Consents. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the Transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Parent or Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Applicable Law, Governmental Order applicable to Parent or Merger Sub, or the OTCQX; or require the consent, notice or other action by any Person under any Contract to which Parent or Merger Sub is a party. Except as set forth on Section 6.03 of the Parent Disclosure Schedule, and for the filing of the Statement of Merger with the Secretary of State of Colorado and such filings as may be required under the HSR Act, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the Transactions.

Section 6.04 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

Section 6.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions or any Ancillary Document based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 6.06 Legal Proceedings.

(a) There are no Proceedings pending or, to Parent's or Merger Sub' s knowledge, threatened against or by Parent, Merger Sub or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the Transactions or that, if determined adversely to, as applicable, Parent, Merger Sub, or any of their respective Affiliates, would result in a Parent Material Adverse Effect. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

(b) There is no outstanding Governmental Order to which Parent or Merger Sub is a party or subject that would have a Parent Material Adverse Effect.

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Section 6.07 SEC Filings. Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC. All such registration statements, prospectuses, reports, schedules, forms, statements, and other documents, as amended at least three (3) days prior to the Effective Date are referred to herein as the “Parent SEC Documents”. True, correct, and complete copies of all the Parent SEC Documents are publicly available on EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the Effective Date, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the Effective Date, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Parent's Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

Section 6.08 Parent Common Stock. Upon issuance, the Parent Common Stock issued as Stock Consideration will be duly authorized, validly issued, fully paid, and non-assessable, and will not be subject to any option, call, preemptive, subscription or similar rights, other than restrictions on transfer imposed by this Agreement, any Ancillary Document, state and federal securities laws.

Section 6.09 No Parent Material Adverse Effect. Since the last Parent SEC Filing, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (a) Parent has conducted its business in the ordinary course consistent with past practice, and (b) there has not been any Parent Material Adverse Effect.

Section 6.10 Financial Statements. Parent's financial statements set forth in the Parent SEC Reports filed since December 1, 2018 (the “Parent Financial Statements”) have been prepared in accordance with GAAP (except as may be indicated in any notes thereto). The Parent Financial Statements are in accordance with the books and records of Parent and fairly represent, in all material respects, the financial position of Parent and the results of operations and changes in financial position of Parent as of the dates and for the periods indicated, in each case in conformity with GAAP applied on a consistent basis. Parent has no material Liability of the type required by GAAP to be reflected or reserved against in the Parent Financial Statements other than (a) Liabilities expressly reflected or reserved against in the Parent Financial Statements, and (b) Liabilities incurred in the ordinary course of business since the date of the Parent Financial Statements.

Section 6.11 Capitalization of Parent. As of September 30, 2019, the only authorized shares of capital stock of Parent are 90,000,000 shares of Parent Common Stock, (a) 39,369,511 shares of which are issued and outstanding (excluding shares held in treasury) and (b) 27,753,310 shares of which are reserved for issuance (including in respect of outstanding Parent securities that are convertible into Parent Common Stock). Further information regarding the capitalization of Parent is attached hereto in Section of the Disclosure Schedule.

Section 6.12 Source of Funds. Parent is financing the payment of the cash portion of the Merger Consideration through cash and cash equivalents immediately available to Parent, which, on the Closing Date, will be sufficient to consummate the Transactions upon the terms contemplated by this Agreement and to pay all related fees and expenses associated with the Transactions. Parent has no reason to believe that it will be unable to satisfy this Section 6.12 at Closing.

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Section 6.13 Solvency. Immediately after giving effect to the Transactions, Parent shall be solvent and able to pay its debts as they become due. No obligation is being incurred in connection with the Transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Parent.

Section 6.14 Compliance with Applicable Law. Parent is in compliance with all Applicable Laws, except where the failure to be in compliance would not have a Parent Material Adverse Effect. Parent is in compliance with all MED rules, including emergency rules and industry bulletins as they are released, except where the failure to be in compliance would not have a Parent Material Adverse Effect. Parent has not received any written notice from any Governmental Authority or any other Person alleging the violation of, or failure to comply with, any Applicable Law.

Section 6.15 No Other Representations and Warranties. Except for the representations and warranties contained in Article IV and Article V, an Ancillary Document, or any certificate delivered pursuant to this Agreement, neither the Company, the Members, nor any other Representative on behalf of the Company or either of the Members has made or makes (and hereby expressly disclaim), and Parent and its Affiliates have not relied upon, any representation or warranty, statement, advice, or projection (including any forward-looking statements) provided by any Member, any Target Company, any of their respective Affiliates, or any of their respective Representatives whether express or implied, with respect to the Target Companies, their Affiliates, or their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial result s, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects).

ARTICLE VII

COVENANTS

Section 7.01 Continuation of Business. From the Effective Date until the earlier of the termination of this Agreement and the Closing, except as otherwise provided in this Agreement or consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), the Company shall (x) conduct the Business of the Company in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the Effective Date until the Closing Date, except as otherwise set forth in Section 7.01 of the Disclosure Schedule, which such Section 7.01 shall not be subject to 7.03(b) and any change must be consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed) the Company shall:

(a) preserve and maintain (including submission of any required renewals) all of its Permits;

(b) pay its debts, Taxes and other obligations when due;

(c) maintain the properties and assets owned, operated or used by it in the same condition as they were on the Effective Date, subject to reasonable wear and tear and sales of inventory in the ordinary course of business;

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(d) continue in full force and effect without modification all insurance policies, except as required by Applicable Law;

(e) defend and protect its properties and assets from infringement or usurpation;

(f) perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g) maintain its books and records in accordance with past practice, provided that, following the conversion to accrual accounting, all financials shall continue to be maintained using accrual accounting methodology;

(h) comply in all material respects with all Applicable Laws; and

(i) not take or permit any action that would cause any of the changes, events or conditions described in Section 5.06 to occur.

Section 7.02 Preservation and Transition of Marijuana Product. Company has in the past and shall through the Closing Date use its commercially reasonable efforts, consistent with the Company's past practice, to maintain and preserve all marijuana inventory and products associated with the Business in a good and marketable condition including being non-expired and free from mildew, fungus (except in the case of remediated biomass allocated for extraction), rot, spoilage, impermissible pesticides and agricultural neglect. Company expressly agrees to use commercially reasonable efforts to maintain substantially similar levels of inventory of plants, flower, trim, concentrate, and edibles at the Premises as Company has maintained over the previous six months prior to the Closing Date, alerting Parent to any seasonality fluctuations that may occur. Nothing in this Section 7.02 shall prohibit or in any way impair the Company's ability to sell its inventory in the ordinary course and consistent with its past practices.

Section 7.03 Notice of Certain Events.

(a) From the Effective Date until the earlier of the termination of this Agreement and the Closing, the Company shall promptly notify Parent in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (B) has resulted in, or would reasonably be expected to result in, any representation or warranty made by the Company hereunder not being true and correct or (C) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 9.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(iii) any notice or other communication from any Governmental Authority in connection with the Transactions; and

(iv) any Proceedings commenced or, to Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the Effective Date, would have been required to have been disclosed pursuant to Section 5.15 or that relates to the consummation of the Transactions.

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(b) From time to time prior to the Closing, the Company shall have the right (but not the obligation) to supplement or amend the Disclosure Schedule with respect to any matter arising after the Effective Date or of which it becomes aware after the Effective Date (each a “Schedule Supplement”). Parent may, within ten (10) Business Days after it receives such Schedule Supplement (i) negotiate with Company, both Parties negotiating in good faith to determine a mutually agreeable remedy for such matter; (ii) terminate this Agreement; or (iii) accept the Schedule Supplement and take no further action. If Parent accepts the Schedule Supplement or, if within thirty (30) Business Days from the Parent's receipt of the Schedule Supplement, the Parties have not agreed to a remedy and Parent has not terminated this Agreement, then (A) such Schedule Supplement shall be deemed to modify the applicable representation or warranty to which it relates and to have cured any inaccuracy in or breach of any representation or warranty set forth in this Agreement to which such Schedule Supplement relates, including for purposes of the indemnification or termination rights contained in this Agreement and of determining whether or not the conditions set forth in Section 9.02 have been satisfied, and (8) Parent shall be deemed to have irrevocably waived (and shall not have) any right to terminate this Agreement or right to indemnification (notwithstanding any remedy agreed to under (i) above), under Section 10.02 with respect to such matter.

Section 7.04 Access to Information and Records.

(a) For the period from the Effective Date until the Closing, subject to the Company ' s right to withhold documents and other information that is subject to an attorney-client or similar privilege, for the sole purpose of protecting such privilege (provided that the Company shall use reasonable efforts to provide such information in a manner that allows the Company to comply with such limitations or preserve the attorney-client or similar privilege, as applicable), the Company shall (i) afford Parent and its Representatives full and free access, subject to Applicable Laws, to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and leases and other documents and data related to the Company; (ii) furnish Parent and its Representatives with such financial, operating and other data and information related to the Company as Parent or any of its Representatives may reasonably request; (iii) cooperate with Parent and its Representatives obtaining any additional lease rights including lease term extensions, rights to sublease, and rights of first refusal regarding leasing adjacent space and/or building purchase, as may be reasonably requested by Parent; and (iv) instruct the Representatives of the Company to cooperate with Parent in its investigation of the Company. Any investigation pursuant to this Section 7.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company.

(b) Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Mutual Confidentiality Agreement, dated October 14, 2019, between Parent and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

(c) Before and after Closing, the Attorney Records will belong solely to the Members, and neither Parent, Merger Sub nor, after Closing, the Target Companies, will have any right to review, access, or obtain copies of the Attorney Records . The Company waives, for itself and each Target Company, all rights any of them may have with respect to any Attorney Records and authorizes the deletion of all Attorney Records maintained in electronic form. All rights to the Attorney Records, and the control of the confidentiality and privilege applicable to the Attorney Records, will be retained by Members (and not any Target Company) after Closing. Neither Parent , Merger Sub nor, after Closing, the Target Companies, may use any Attorney Records against, or to the detriment of, any Member, and neither Parent, Merger Sub nor, after Closing, the Target Companies will by reason thereof assert any loss of confidentiality or privilege protection. All Attorney Records in the possession of any Target Company on the Closing Date will be immediately delivered to the Members or, if maintained in electronic form, permanently deleted. If Parent, Merger Sub or any Target Company discovers any Attorney Records after Closing, it will promptly notify the Members and deliver those Attorney Records to the Members. Parent's, Merger Sub's, or any Target Company's subsequent discovery of any Attorney Records will not itself constitute or result in any waiver of the attorney-client privilege by any Member.

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Section 7.05 No Solicitation of Other Bids.

(a) From the Effective Date until the earlier of the termination of this Agreement and the Closing, the Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company's properties or assets.

(b) In addition to the other obligations under this Section 7.05, the Company shall promptly (and in any event within three Business Days after receipt thereof by the Company or its Representatives) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry that could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) The Company agrees that the rights and remedies for noncompliance with this Section 7.05 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

Section 7.06 Resignations. The Company shall deliver to Parent written resignations, effective as of the Closing Date, of any managers and officers of the Company, as listed on Section 7.06 of the Disclosure Schedule.

Section 7.07 Governmental Approvals and Consents

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Applicable Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

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(b) The Company and Parent shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 5.04 of the Disclosure Schedule and Section 6.03 of the Parent Disclosure Schedule. The Parties shall cooperate in good faith to prepare the licensing applications listed on Section 5.04 of the Disclosure Schedule to be submitted to the MED and the applicable local jurisdictions following the execution of this Agreement. Parent agrees to pay all application and marijuana licensing fees associated with the change of ownership of the Licenses.

Section 7.08 Audited Financial Statements. The Company shall use commercially reasonable efforts to have a PCAOB registered audit firm prepare audited Financial Statements for the periods ended December 31, 2018, and December 31, 2019.

Section 7.09 Closing Conditions. From the Effective Date until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article IX hereof.

Section 7.10 Public Announcements. Company agrees and acknowledges Parent is a public company trading on the OTCQX stock exchange and as such, is required by Applicable Laws and the rules of their securities exchange to issue a press release and/or announcement of this Agreement and the Transactions. Unless otherwise required by Applicable Law (based upon the reasonable advice of counsel), no party shall make any public announcements in respect of this Agreement or the Transactions or otherwise communicate with any news media without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed). Parent shall make commercially reasonable efforts to provide the Members with a copy of any press release and/or announcement of this Agreement and the Transactions at least two Business Days before the release or publication thereof.

Section 7.11 Further Assurances. At and after the Effective Time, the officers and managers of the Surviving Company shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

Section 7.12 OTCQX Listing. Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock constituting the Stock Consideration to be listed and available for trading on the OTCQX.

Section 7.13 Lease Agreements. Prior to Closing, the Members shall use commercially reasonable efforts and negotiate in good with each landlord from whom any Target Company leases any Leased Premises (each, a “Landlord”) to enter into a new commercial lease agreement with each Target Company, effective as of the Closing (each, a “New Lease Agreement ”). Parent shall use commercially reasonable efforts and negotiate in good faith with each Landlord to enter into each New Lease Agreement.

Section 7.14 Parent Pre-Closing Covenant. If, between the Effective Date and the Effective Time, any outstanding shares of Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, or reclassification, then the Stock Consideration that will be issued pursuant to this Agreement shall be appropriately and equitably adjusted for such change to Parent Common Stock, without duplication.

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ARTICLE VIII

TAX MATTER

Section 8.01 Tax Covenants.

(a) Without the prior written consent of Parent, prior to the Closing, the Company, its Representatives and the Members shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax Liability or reducing any Tax asset of Parent or the Surviving Company in respect of any Post-Closing Tax Period. The Company agrees that Parent is to have no liability for any Tax resulting from any action of the Company, any of its Representatives or the Members. The Members shall, severally and not jointly (in accordance with their Pro Rata Shares), indemnify and hold harmless Parent against any such Tax or reduction of any Tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Members when due. The Members shall timely file any Tax Return or other document with respect to such Taxes or fees (and Parent shall cooperate with respect thereto as necessary).

Section 8.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company nor any of the Company Subsidiaries shall have any further rights or liabilities thereunder.

Section 8.03 Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, the Members shall, severally and not jointly (in accordance with their Pro Rata Shares), indemnify the Company, Company Subsidiaries, Parent, and each Parent Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 5.09; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII; (c) all Taxes of the Company or Company Subsidiary relating to the business of the Company or Company Subsidiary for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Applicable Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys' and accountants' fees) incurred in connection therewith, the Members shall, severally and not jointly (in accordance with their Pro Rata Shares), reimburse Parent for any Taxes of the Company that are the responsibility of the Members pursuant to this Section 8.03 within ten Business Days after payment of such Taxes by Parent or the Company.

Section 8.04 Tax Returns

(a) The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes reported on such Tax Returns that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Applicable Law).

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(b) The Members shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period ending on or before the Closing Date. Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by, or with respect to the income, assets, properties and operations of, the Company for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Applicable Law) and, if it is an income or other material Tax Return, shall be submitted by the party or parties responding for preparing and filing such Tax return (the “Filing Party”) to the other party or parties (the “Reviewing Party”), together with schedules, statements and, to the extent requested by Members, supporting documentation, at least 45 days prior to the due date (including extensions) of such Tax Return. If the Reviewing Party objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within ten days after delivery of such Tax Return, notify the Filing Party in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and Members shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Parent and Members are unable to reach such agreement within ten days after receipt by the Filing Party of such notice, the disputed items shall be resolved by the Accounting Referee and any determination by the Accounting Referee shall be final. The Accounting Referee shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Parent and then amended to reflect the Accounting Referee's resolution. The costs, fees and expenses of the Accounting Referee shall be borne by Parent and Members using the allocation methodology set forth in Section 2.08(c)(iii). The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Parent. Parent shall be entitled to deduct from the Indemnification Escrow Funds (i) Taxes due with respect to any such Tax Return that relate to Pre Closing Tax Periods and (ii) Taxes due with respect to any such Tax Return that relate to Straddle Periods that are attributable under Section 8.05 to the portion of such Straddle Period ending on the Closing Date, but only to the extent such Taxes due were not taken into account as liabilities in computing the Closing Working Capital.

Section 8.05 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 8.06 Contests. Each party agrees to give written notice to the other parties of the receipt of any written notice which involves the assertion of any claim, or the commencement of any Action, in respect of Taxes of the Target Companies (or relating to their income, assets, properties and operations) for any Pre-Closing Tax Period (a “Tax Claim”); provided, that failure to comply with this provision shall not affect a party's right to indemnification hereunder except to the extent that the party is prejudiced thereby. The Members shall control the contest or resolution of any Tax Claim relating to a Pre-Closing Tax Period that ends on or before the Closing Date; provided, however, that the Members shall obtain the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Parent shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Parent. Parent shall control the contest or resolution of any Tax Claim relating to a Straddle Period; provided, however, that Parent shall obtain the prior written consent of the Members (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that the Members shall be entitled to participate in the defense of such claim and to employ counsel of their choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Members. If any Proceeding relating to Taxes of the Company for a Pre-Closing Tax Period is subject to the partnership audit procedures enacted by the Bi Partisan Budget Act of 2015, the Members shall designate the Company's “partnership representative” and shall determine which decisions or elections, if any, the partnership representative may make without the consent of the Members.

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Section 8.07 Cooperation and Exchange of Information. The Members, the Company and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VIII or in connection with any audit or other Proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Members, the Company and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, the Members, the Company or Parent (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

Section 8.08 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VIII shall be treated as an adjustment to the Merger Consideration by the parties for Tax purposes, unless otherwise required by Applicable Law.

Section 8.09 Payments to Buyer. Any amounts payable to Parent pursuant to this Article VIII shall be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent such amounts exceed the amount available to Parent in the Indemnification Escrow Fund, from the Members, severally and not jointly (in accordance with their Pro Rata shares).

Section 8.10 Tax Refunds. All refunds or credits of Taxes (“Tax Refunds”) of the Target Companies for any Pre-Closing Tax Period shall be paid to the Members except to the extent any such Tax Refund results from or is attributable to a net operating loss or other Tax attributes of Parent generated in or otherwise attributable to a Post-Closing Tax Period, in which case the Tax Refund shall be for the account of Parent.

Section 8.11 FIRPTA Statement. On the Closing Date, the Company shall deliver to Parent a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Company is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-3(c)) (the “FIPRTA Statement”).

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Section 8.12 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 5.09 and this Article VIII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 8.13 Overlap. To the extent that any obligation or responsibility pursuant to Article X may overlap with an obligation or responsibility pursuant to this Article VIII, the provisions of this Article VIII, shall govern.

ARTICLE IX

CONDITIONS TO CLOSING

Section 9.01 Conditions to Obligations of All Parties. The obligations of each Party to consummate the Transactions shall be subject to the fulfillment (or waiver by such Party), at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of the Transactions or causing any of the Transactions to be rescinded following completion thereof.

(b) The Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.04 of the Disclosure Schedule and Parent shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 6.03, in each case, in form and substance reasonably satisfactory to Parent and the Company, and no such consent, authorization, order and approval shall have been revoked.

(c) Parent and James Parco shall have entered into an employment agreement (the “Employment Agreement”) .

(d) Parent and each Landlord shall have entered into a New Lease Agreement with respect to each Leased Premises.

Section 9.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Transactions shall be subject to the fulfillment or Parent's waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of the Company contained herein shall be true and correct in all respects (giving effect to all qualifications thereof based on ” Materiality,“ '' Company Material Adverse Effect” and similar qualifications) and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) The completion of the Financial Statements for the periods ended December 31, 2018 and December 31, 2019.

(c) The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

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(d) No Proceeding shall have been commenced against Parent, Merger Sub or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(e) All approvals, consents and waivers that are listed on Section 5.04 of the Disclosure Schedule shall have been received, and executed counterparts thereof shall have been delivered to Parent at or prior to the Closing.

(t) Since the Effective Date, there shall not have occurred any Company Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Company Material Adverse Effect.

(g) The Company shall have filed an amended 2018 tax return for Mesa Organics II Ltd, regarding its election to be taxed as an S corporation and paid all applicable taxes or penalties thereto.

(h) The Company shall have delivered each of the closing deliverables set forth in Section 3.02(a).

Section 9.03 Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions shall be subject to the fulfillment or the Company's waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of the Parent and Merger Sub contained herein shall true and correct in all respects on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Parent and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 6.03 of the Parent Disclosure Schedule shall have been received, and executed counterparts thereof shall have been delivered to the Company at or prior to the Closing.

(e) Parent shall have delivered each of the closing deliverables set forth in Section 3.02(b).

ARTICLE X

INDEMNIFICATION

Section 10.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 5.09 which are subject to Article VII) shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months after the Closing Date; provided, that the representations and warranties in (a) Section 4.01, Section 4.02, Section 4.03 Section 4.04, Section 5.01, Section 5.02, Section 5.03, Section 5.27, Section 6.01, Section 6.02, and Section 6.05 shall survive indefinitely, (b) Section 5.18 shall survive for a period of 5 years after the Closing, and (c) Section 5.20 and Section 5.21 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VIII which are subject to Article shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

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Section 10.02 Indemnification By Members. Subject to the other terms and conditions of this Article X, from and after the Closing, the Members, severally and not jointly (in accordance with their Pro Rata Percentages), shall indemnify and defend each of Parent and its Affiliates (including the Company) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement (it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VIII), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VIII, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VIII);

(c) any claim made by any Member relating to such Person's rights ,with respect to the Merger Consideration, or the calculations and determinations set forth on the Estimated Closing Statement;

(d) any Transaction Expenses to the extent not paid or satisfied by the Company at or prior to the Closing, or if paid by Parent or Merger Sub at or prior to the Closing, to the extent not deducted in the determination of Closing Merger Consideration; or

(e) any amounts, expenses, fees or costs, incurred by Parent associated with any potential attempt of collection on the aggregate amount of personal debt held by James Parco and Pamela Parco, associated with the Business, under (i) the Loan Agreement among the Members, James R. Parco and Phyllis Tomma Parco, dated June 29,2015, as amended by Amendment I on July 4,2015, and as further amended on April I, 2017, pursuant to which James R. Parco and Phyllis Tomma Parco loaned the Members $915,186 for the benefit of the Company, and (ii) the Loan Agreement among the Members, John Richard Schmaltz and Mary Olive Schmaltz, dated June 29, 2015, as amended by Amendment I on July 4, 2015, pursuant to which John Richard Schmaltz and Mary Olive Schmaltz loaned the Members $300,000 for the benefit of the Company, each as disclosed on Section 5.07(iv) of the Disclosure Schedule.

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(t) any amounts, expenses, fees or costs, incurred by Parent associated with Mesa Organics II Ltd electing to be taxed as a stand-alone S corporation rather than as a QSub or disregarded subsidiary of Mesa Organics Ltd. and the 2018 tax return for Mesa Organics II Ltd, as amended.

Section 10.03 Indemnification By Parent. Subject to the other terms and conditions of this Article X, from and after the Closing, Parent shall indemnify and defend each of the Members and their Affiliates and their respective Representatives (collectively, the “Member lndemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Member Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Parent and Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement, as of the date such representation - o r warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Merger Sub pursuant to this Agreement.

Section 10.04 Certain Limitations. The indemnification provided form Section 8.03 and Section 10.02 shall be subject to the following limitations:

(a) Members shall not be liable to the Parent Indemnitees for indemnification under Section 10.02 until the aggregate amount of all Losses in respect of indemnification under Section 10.02 exceeds $100,000.00 (the “Basket”), in which event Members shall be required to pay or be liable for all such Losses from the first dollar.

(b) The aggregate amount of all Losses for which the Members shall be liable pursuant to Section 10.02(a), (b), (c) or (d) shall not exceed the Cap. The aggregate amount of all Losses for which Parent shall be liable pursuant to Section 10.03 shall not exceed the Cap.

(c) Notwithstanding the foregoing, the limitations set forth in Section 10.04(a) and Section 10.04(b) shall not apply to the indemnification obligations under Section 8.03, Section 10.02(e), I 0.02(t) or to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 5.01, Section 5.02, Section 5.03, Section 5.18, Section 5.20, Section 5.21, Section 5.22, Section 5.27, Section 6.01, Section 6.02, Section 6.05, Section 6.12, and Section 6.13. The aggregate amount of all Losses for breach in Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 5.01, Section 5.02, Section 5.03, Section 5.18, Section 5.20, Section 5.21, Section 5.22, Section 5.27, Section 6.01, Section 6.02, Section 6.05, Section 6.12, and Section 6.13 of such representations or warranties shall be Merger Consideration.

(d) The Losses to which Parent is entitled to recover pursuant to this Article X, shall be reduced by: (i) any insurance proceeds received by Members or Company pursuant to any of the insurance policies of the Company in place prior to Closing, and (ii) any insurance proceeds received from any other insurance policies of the Company or Parent, except that any such reduction shall be net of any costs actually incurred by the insured in connection with such recovery, including any deductibles or self-insured retention and any retroactive or retrospective actual premium adjustments to the extent relating to the reimbursement (it being agreed to by Parent, that Parent will seek full recovery under all such insurance policies to the same extent as it would if such Losses were not subject to indemnification under this Agreement).

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Section 10.05 Indemnification Procedures. The party making a claim under this Article X is referred to as the “Indemnified Party“, and the party against whom such claims are asserted under this Article X is referred to as the “Indemnifying Party“. For purposes of this Article X, (i) if Parent (or any other Parent Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to Members, and (ii) if Parent comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to Members.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Member, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 10.0S(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 10.0S(b), pay, compromise, and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Members and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 10.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 10.0S(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Proceeding by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company' s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 10.06 Payments; Indemnification Escrow Fund.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article X, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 5%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(b) Any Loss payable to a Parent Indemnitee pursuant to this Article X shall be satisfied first from the Indemnification Escrow Fund, then to the extent any Loss recoverable under this Agreement is not satisfied by the Indemnification Escrow Fund, such Loss shall be payable by the Members.

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(c) Within 15 Business Days of the Loss Payable Date, the Members and the Parent shall jointly instruct the Escrow Agent to disburse to the Parent Indemnitee from the Indemnification Escrow Fund the amount of such Loss, which amount the Escrow Agent will disburse (A) 20% by wire transfer of immediately available funds to the account or accounts designated by the Parent Indemnitee and (B) 80% in the form of cancelling Indemnification Escrow Shares, the number of shares of which will be determined using a price per share that is the average closing price of the Parent Common Stock on the OTCQX for the five trading days preceding the Loss Payable Date. Any Adjustment Escrow Shares disbursed to Parent pursuant to this Section 10.06(b) will be canceled

(d) At the end of the 18-month survival period set forth in Section 10.01 (the “Termination Date”), Parent and the Members shall jointly instruct the Escrow Agent to disburse to the Members, in accordance with their Pro Rata Percentages, from the Indemnification Escrow Fund the amount by which the value of the assets remaining in the Indemnification Escrow Fund exceeds the aggregate amount of all then-unresolved claims for Losses by the Parent Indemnitees, which amount the Escrow Agent will disburse (i) 20% by wire transfer of immediately available funds to the account or accounts designated by the Members and (ii) 80% in the form of Indemnification Escrow Shares, the number of shares of which will be determined using a price per share that is the average closing price of the Parent Common Stock on the OTCQX for the five trading days preceding the Termination Date. Upon the termination of the Indemnification Escrow Fund pursuant to the terms of the Escrow Agreement, the Escrow Agent shall pay any amounts remaining in the Indemnification Escrow Fund to the Members as set forth in the Escrow Agreement in accordance with their Pro Rata Percentages.

Section 10.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Applicable Law.

Section 10.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in Section 9.01, Section 9.02 or Section 9.03, as the case may be.

Section 10.09 Exclusive Remedies. Subject to Section 12.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud, criminal activity or intentional misconduct on the part of a party hereto in connection with the Transactions) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement , shall be pursuant to the indemnification provisions set forth in this Article X. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Applicable Law, except pursuant to the indemnification provisions set forth this Article X. Nothing in this Section 10.09 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's Fraud, criminal activity or intentional misconduct.

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ARTICLE XI

TERMINATION

Section 11.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	by the mutual written consent of the Company and Parent;

(b)	by Parent by written notice to the Company if:

(i) neither Parent nor Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article IX and such breach, inaccuracy or failure has not been cured by the Company within ten days of the Company's receipt of written notice of such breach from Parent; or

(ii) any of the conditions set forth in Section 9.01 or Section 9.02 shall not have been , or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2020, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)	by the Company by written notice to Parent if:

(i) the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article IX and such breach, inaccuracy or failure has not been cured by Parent or Merger Sub within ten days of Parent's or Merger Sub's receipt of written notice of such breach from the Company; or

(ii) any of the conditions set forth in Section 9.01 or Section 9.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2020, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)	by Parent or the Company if:

(i) there shall be any Applicable Law that makes consummation of the Transactions illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the Transactions, and such Governmental Order shall have become final and non appealable; or

Section 11.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)	as set forth in this Article XI, Section 7.04(b) and Article XII hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

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ARTICLE XII

MISCELLANEOUS

Section 12.01 Subject to Approval of the Colorado Marijuana Enforcement Division. NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE TRANSFER OF THE LICENSES TO PARENT AS PROVIDED HEREUNDER IS CONTINGENT UPON AND SUBJECT TO THE PRIOR APPROVAL OF THE COLORADO MARIJUANA ENFORCEMENT DIVISION AND APPLICABLE LOCAL JURISDICTIONS.

Section 12.02 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Parent and the Company shall be equally responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.

Section 12.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.03):

If to the Company	Mesa Organics Ltd.
Address: 30899 Highway 50 East
Pueblo, CO 81006
E-mail: jim@purplebees.com
Attention: James Parco

If to the Members	James Parco and Pamela Parco Address : 19105 Forest View Rd. Monument, CO 80132 Email: jimparco@ mac.c

If to the Company or the Members, with a copy to:	Tonkon Torp LLP Address: 888 SW Fifth Ave. E-mail: josh.smith@tonkon.com Attention: Josh Smith

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If to Parent or Merger Sub:	Medicine Man Technologies, Inc. Address: 4880 Havana Street, Suite 201 Denver, CO 80239 E-mail: dan@medicinemantechnologies.com Attention: Dan Pabon

with a copy to:	Husch Blackwell LLP Address: 1801 Wewatta Street, Suite 1000 Denver, CO 80202 E-mail: steve.levine@huschblackwell.com Attention: Steve Levine

Section 12.04 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including“ shall be deemed to be followed by the words “without limitation“; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedule, Parent Disclosure Schedule, and Exhibits mean the Articles and Sections of, and Disclosure Schedule, Parent Disclosure Schedule, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedule, Parent Disclosure Schedule, and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 12.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 12.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

Section 12.07 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedule or Parent Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule or Parent Disclosure Schedule), the statements in the body of this Agreement will control.

Section 12.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, provided that, Parent may assign this Agreement to any successor in interest including an affiliate, merger partner or investor without such written consent. No assignment shall relieve the assigning party of any of its obligations hereunder.

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Section 12.09 No Third-party Beneficiaries. Except as provided in Article X, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Sub, Members and the Company at any time prior to the Effective Time. Any failure of Parent or Merger Sub, on the one hand, or the Members or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Members or the Company (with respect to any failure by Parent or Merger Sub) or by Parent or Merger Sub (with respect to any failure by the Members or the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 12.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS MAY BE INSTITUTED IN THE STATE COURTS OF THE STATE OF COLORADO IN EACH CASE LOCATED IN THE CITY AND COUNTY OF DENVER, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (8) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 12.11(c).

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Section 12.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 12.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MESA ORGANICS LTD.

By: /s/ James Parco
Name: James Parco
Title: Member

By: /s/ Pamela Parco
Name: Pamela Parco
Title: Member

/s/ James Parco
JAMES PARCO

/s/ Pamela Parco
PAMELA PARCO

MEDICINE MAN TECHNOLOGIES, INC.

By: /s/ Andrew Williams
Name: Andrew Williams
Title: Chief Executive Officer

PBS MERGER SUB, LLC
By: Medicine Man Technologies, Inc., Sole Member

By: /s/ Andrew Williams
Name: Andrew Williams
Title: Chief Executive Officer

Signature Page

Agreement and Plan of Merger

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